Exhibit 99.1
Opiant Pharmaceuticals Announces Second Quarter 2021 Financial Results and Provides Corporate Update

SANTA MONICA, Calif., August 5, 2021 -- Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing medicines to treat addictions and drug overdose, today reported financial results for the three and six months ended June 30, 2021, and provided a corporate update. Recent highlights include:

Pipeline and Corporate Update:

OPNT003, nasal nalmefene, for opioid overdose:

•Completed confirmatory pharmacokinetic (“PK”) study; data demonstrate rapid absorption and higher plasma concentrations versus a nalmefene intramuscular injection (p<0.0001)
•Data from Pharmacodynamic ("PD") anticipated later in the fourth quarter
•Increasing need for OPNT003, with the Center for Disease Control released provisional overdose death data for the full year 2020:
•66,813 overdoses were caused by opioids, up 30% vs 2019, the highest annual increase in three decades
•53,877 opioid overdose deaths, or 80%, were due to illicit synthetic opioids, including fentanyl

OPNT004, drinabant, for Acute Cannabinoid Overdose: Preclinical activities and formulation development on track to support a Phase 1 study with parenteral drinabant in 2022

OPNT002, nasal naltrexone, for Alcohol Use Disorder: Start of Phase 2 study remains on pause; Company continues to assess optimal time to proceed

Appointed Matthew Ruth as Chief Commercial Officer on July 12; Mr. Ruth led the launch and commercialization of the first FDA-approved nasal naloxone spray to treat opioid overdose

Appointed Brian Gorman to Executive Vice President, Corporate Development and General Counsel; Mr. Gorman was promoted from General Counsel

Financial Highlights

Q2 revenues of $11.3 million, a 79% increase over the same period in 2020, driven by NARCAN® Nasal Spray (“NARCAN®”) royalties

$48.5 million in cash, cash equivalents and marketable securities (as of June 30, 2021)

Raises full-year 2021 royalty revenue guidance from the sale of NARCAN® Nasal Spray to approximately $28.9 million and raises full year 2021 cash, cash equivalents and marketable securities guidance in the range of approximately $42 million to $44 million excluding any additional tranches from the convertible debt deal

Exhibit 99.1

Commenting, Roger Crystal, M.D., President and Chief Executive Officer of Opiant, said:

“We continue to achieve significant pipeline progress, having recently announced positive confirmatory PK data for OPNT003, nasal nalmefene, which we believe provides strong support for its continued development as a potential new standard of care in the treatment of opioid overdose. We are now focused on the PD study and our preparations for NDA submission, expected to occur at year end or in the first quarter of 2022. This program has never been more relevant as opioid overdose deaths increase. The U.S. experienced its deadliest year in 2020 driven by potent synthetic opioids such as fentanyl. Our goal is to provide the first responders, healthcare providers and communities responding to these highly potent, yet treatable, overdoses with a much needed new rescue agent option as quickly as possible.”

“With the addition of Matt and our promotion of Brian, we are fortunate to have such experienced leaders to support us in delivering on the promise of our pipeline and advancing our mission to create best-in-class medicines for the treatment of addictions and drug overdose.”

David O’Toole, Chief Financial Officer of Opiant, said:

“Increased demand for NARCAN® in the current quarter meant we recognized significantly higher than expected royalties this quarter. Looking forward through the end of the year, we remain confident in our ability to achieve or even exceed our updated royalty revenue guidance and ending cash target in 2021, while we continue to focus on delivering a potentially breakthrough new treatment to confront the escalating opioid overdose crisis.”

Financial Results for the Three Months Ended June 30, 2021

For the three months ended June 30, 2021, Opiant recorded approximately $11.3 million in revenue, compared to approximately $6.3 million during the corresponding period of 2020. For the three months ended June 30, 2021, the Company recorded approximately $9.3 million of revenue from its license agreement with Emergent BioSolutions, Inc. (“EBS”) for the sale of NARCAN®, compared to approximately $6.3 million in the same period of 2020. Second quarter 2021 sales of NARCAN® were approximately $106.2 million, as reported by EBS. For the three months ended June 30, 2021, the Company recorded approximately $1.9 million in grant and contract revenue compared to approximately $0.1 million in the same period in 2020. The $3.0 million increase in revenue from our license agreement with EBS was primarily due to a $33.4 million increase in net NARCAN® sales in the three months ended June 30, 2021, compared to the three months ended June 30, 2020. The $1.8 million increase in grant and contract revenue was due to the increased funding received from the National Institute of Drug Abuse (“NIDA”) and Biomedical Advanced Research and Development Authority (“BARDA”) for the development of OPNT003.

For the three months ended June 30, 2021, general and administrative (“G&A”) expenses were approximately $2.7 million, as compared to approximately $2.8 million in the comparable period in 2020.

Exhibit 99.1
Research and development (“R&D”) expenses for the three months ended June 30, 2021, were approximately $3.2 million, as compared to approximately $0.6 million in the comparable period in 2020. External development expense increased by $2.6 million due to increased activity on the Company’s lead product candidate, OPNT003, nasal nalmefene.

Sales and marketing (“S&M”) expenses for the three months ended June 30, 2021, were approximately $1.0 million for pre-commercialization efforts related to OPNT003, nasal nalmefene. Sales and marketing expense during the three months ended June 30, 2020, were approximately $1.7 million.

Royalty expense for the three months ended June 30, 2021, was approximately $2.1 million and $1.4 million for the comparable period of 2020. The $0.7 million increase was due to increased royalty revenue from net sales of NARCAN®.

Net income for the three months ended June 30, 2021, was approximately $1.7 million, or income of $0.39 per basic share and $0.31 diluted share, compared to net loss of approximately $0.2 million, or a loss of $0.05 per basic and diluted share, for the comparable period of 2020.

Financial Results for the Six Months Ended June 30, 2021
For the six months ended June 30, 2021, Opiant recorded approximately $17.6 million in revenue, compared to approximately $10.6 million during the corresponding period of 2020. For the six months ended June 30, 2021, the Company recorded approximately $13.6 million of revenue from the sale of NARCAN®, compared to approximately $10.5 million in the same period of 2020. First half 2021 sales of NARCAN® were approximately $180.4 million, as reported by EBS. For the six months ended June 30, 2021, the Company recorded approximately $4.0 million in grant and contract revenue compared to approximately $0.1 million in the same period in 2020. The $3.1 million increase in revenue from our license agreement with EBS was primarily due to a $35.5 million increase in net NARCAN® sales in the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The $3.9 million increase in grant and contract revenue was due to the increased funding received from NIDA and BARDA for the development of OPNT003.

For the six months ended June 30, 2021 and June 30, 2020, G&A expenses were approximately $5.4 million.

R&D expenses for the six months ended June 30, 2021, were approximately $7.2 million, as compared to approximately $2.0 million in the comparable period in 2020. External development expense increased by $5.2 million due to increased activity on the Company’s lead product candidate, OPNT003, nasal nalmefene.

S&M expenses for the six months ended June 30, 2021, were approximately $2.0 million compared to approximately $2.8 million in the comparable period in 2020.

Royalty expense for the six months ended June 30, 2021, was approximately $3.1 million, compared to approximately $2.3 million for the comparable period of 2020. The $0.7 million increase was due to increased royalty revenue from the net sale of NARCAN®.

Exhibit 99.1
Net loss for the six months ended June 30, 2021, was approximately $1.2 million, or a loss of $0.27 per basic and diluted share, compared to net loss of approximately $1.9 million, or a loss of $0.45 per basic and diluted share, for the comparable period of 2020.

As of June 30, 2021, Opiant had $48.5 million in cash, cash equivalents, and marketable securities.

Opiant is raising its 2021 financial guidance, reflecting higher than expected sales of NARCAN® nasal spray. Aligning its guidance to the upper-range of the full-year 2021 guidance for sales of NARCAN® Nasal Spray provided by EBS, of $325 million, Opiant expects full-year 2021 royalty revenue from the sale of NARCAN® Nasal Spray of approximately $28.9 million. The Company is also updating its guidance for ending cash and now expects to end 2021 with cash, cash equivalents and marketable securities in the range of approximately $42 million to $44 million, not including potential receipt of any additional tranches from the convertible debt deal.

The OPNT003 development project has been funded in part with Federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under Contract No.
HHSO100201800029C.

Conference Call Details:
Tuesday, May 11th at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time
Toll Free:            877-407-0792
International:            201-689-8263
Conference ID:        13718590
Webcast:            http://ir.opiant.com/

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc., the company that developed NARCAN® Nasal Spray, is building a leading franchise of new medicines to combat addictions and drug overdose.
For more information visit: www.opiant.com.

Forward-Looking Statements
This press release contains forward-looking statements, including anticipated results and timing of the receipt of data from our PD study and timing of filing of an NDA and statements regarding updated royalty revenue guidance and ending cash target in 2021. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements.

Exhibit 99.1
Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our filed quarterly reports on Form 10-Q and our annual report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 4, 2021, including under the caption titled "Risk Factors."  These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.
Investor Relations Contacts:

Ben Atkins
VP of Corporate Communications and Investor Relations
Batkins@opiant.com
(310) 598-5410

Exhibit 99.1

Opiant Pharmaceuticals Inc.
Condensed Consolidated Statements of Operations
(in thousands, except shares and per share amounts)

| | Three months ended June 30 2021 | Three months ended June 30 2020 | Six months ended June 30 2021 | Six months ended June 30 2020 |
|---|---|---|---|---|
| | (Unaudited) | (Unaudited) | (Unaudited) | (Unaudited) |
| Revenues | | | | |
| Royalty revenue | $ 9,314 | $ 6,258 | $ 13,648 | $ 10,456 |
| Grant and contract revenue | 1,945 | 55 | 3,998 | 139 |
| Total Revenue | 11,259 | 6,313 | 17,646 | 10,595 |
| Operating expenses | | | | |
| General and administrative | 2,733 | 2,836 | 5,380 | 5,410 |
| Research and development | 3,150 | 558 | 7,238 | 1,979 |
| Sales & marketing | 1,023 | 1,747 | 2,020 | 2,823 |
| Royalty expense | 2,107 | 1,403 | 3,086 | 2,337 |
| Total expenses | 9,013 | 6,544 | 17,724 | 12,549 |
| Income (loss) from operations | 2,246 | (231) | (78) | (1,954) |
| Other income (expense) | | | | |
| Interest income | 4 | 11 | 7 | 88 |
| Interest expense | (542) | - | (1,079) | - |
| Loss on foreign exchange | (24) | 4 | (10) | 4 |
| Total other income (expense) | (562) | 15 | (1,082) | 92 |
| Income (loss) before provision for income taxes | 1,684 | (216) | (1,160) | (1,862) |
| Income tax expense | - | - | - | 39 |
| Net income (loss) | $ 1,684 | $ (216) | $ (1,160) | $ (1,901) |
| Other comprehensive income (loss): | | | | |
| Foreign currency translation adjustment | (5) | (17) | 8 | (311) |
| Comprehensive income (loss) | $ 1,679 | $ (233) | $ (1,152) | $ (2,212) |
| Net income (loss) per common share | | | | |
| Basic | $ 0.39 | $ (0.05) | $ (0.27) | $ (0.45) |
| Diluted | $ 0.31 | $ (0.05) | $ (0.27) | $ (0.45) |
| Weighted-average common shares outstanding: | | | | |
| Basic | 4,332,601 | 4,258,105 | 4,308,027 | 4,241,423 |
| Diluted | 5,427,831 | 4,258,105 | 4,308,027 | 4,241,423 |

Exhibit 99.1